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LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

EXHIBIT 12 - HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                                            Three Months
                                           Ended March 31                            Year Ended December 31,
                                      ----------------------        -------------------------------------------------------

(millions of dollars)                    2003         2002(1)      2002(1)     2001(1)        2000        1999        1998
                                         ----           ----          ----        ----        ----      ------        ----
Income (Loss) before Federal Income
Taxes, Cumulative Effect of
Accounting Changes and
Minority Interest                       $35.4          $95.5        $(53.8)     $705.9      $836.3      $570.0      $697.4
Equity in Losses (Earnings) of
Unconsolidated Affiliates                  --             --           0.6        (5.7)        0.4        (5.8)       (3.3)
Sub-total of Fixed Charges               28.9           31.4         118.9       147.5       168.9       160.9       144.1
                                    ---------      ---------     ---------   ---------   ---------   ---------   ---------
Sub-total of Adjusted
Net Income                               64.3          126.9          65.7       847.7     1,005.6       725.1       838.2
Interest on Annuities &
Financial Products                      409.3          406.2       1,617.1     1,506.0     1,474.2     1,510.4     1,446.2
                                    ---------      ---------     ---------   ---------   ---------   ---------   ---------
Adjusted Income Base                    473.6          533.1       1,682.8     2,353.7     2,479.8     2,235.5     2,284.4
Rent Expense                             16.8           19.9          67.0        79.4        88.4        81.5        81.3

Fixed Charges:
Interest and Debt Expense                23.3           24.8          96.6       121.0       139.5       133.7       117.1
Rent (Pro-rated)                          5.6            6.6          22.3        26.5        29.4        27.2        27.0
                                    ---------      ---------     ---------   ---------   ---------   ---------   ---------
Sub-total of Fixed Charges               28.9           31.4         118.9       147.5       168.9       160.9       144.1
Interest on Annuities &
Financial Products                      409.3          406.2       1,617.1     1,506.0     1,474.2     1,510.4     1,446.2
                                    ---------      ---------     ---------   ---------   ---------   ---------   ---------
Sub-total of Fixed Charges             $438.2         $437.6       1,736.0     1,653.5     1,643.1     1,671.3     1,590.3
Preferred Dividends (Pre-tax)             *              *             0.1         0.1         0.1         0.1         0.1
                                    ---------      ---------     ---------   ---------   ---------   ---------   ---------
Total Fixed Charges                    $438.2         $437.6      $1,736.1    $1,653.6    $1,643.2    $1,671.4    $1,590.4
*Less than $100,000
Ratio of Earnings to Fixed Charges:
Ratio of Earnings to Fixed
Charges (Including Interest on
Annuities and Financial
Products) (2)                            1.08           1.22          0.97        1.42        1.51        1.34        1.44
Excluding Interest on
Annuities and Financial
Products (3)                             2.22           4.04          0.55        5.75        5.95        4.51        5.82
Ratio of Earnings to
Combined Fixed Charges
and Preferred Stock
Dividends (4)                            1.08           1.22          0.97        1.42        1.51        1.34        1.44

(1) Restated, See Note 2 - Changes in Accounting Principle to the March 31, 2003 unaudited consolidated financial statements for additional information.

(2) For purposes of determining this ratio, earnings consist of income before Federal income taxes, cumulative effect of accounting changes, if any, and minority interests adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. Fixed charges consist of 1) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies; 2) interest on annuities and financial products and; 3) the portion of operating leases that are representative of the interest factor.

(3) Same as the ratio of earnings to fixed charges, except fixed charges and earnings in this calculation do not include interest on annuities and financial products. This coverage ratio is not required, but is provided as additional information. This ratio is commonly used by individuals who analyze LNC's results.

(4) Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.

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